Exhibit 99.1

NAPCO Announces Second Quarter Fiscal 2022 Results

-2nd Quarter Sales Increase 23% to a Record $33.4 Million-

-2nd Quarter Recurring Service Revenues Increase 35% to $11 Million With Increased Gross Margins of 87%-

-Net Income of $1.0M and Adjusted EBITDA* of $3 Million for the Quarter Impacted by Supply Chain Disruptions-

AMITYVILLE, N.Y., February 7, 2022 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its second quarter of fiscal 2022.

Financial Highlights:

●	Net sales for the quarter increased 23% to a second quarter record of $33.4 million as compared to $27.2 million for the same period last year.
●	Recurring service revenue for the quarter increased 35% to $11.0 million as compared to $8.2 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $46.2 million based on January 2022 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 87% as compared to 85% for the same period last year.
●	Net income for the quarter was $1.0M as compared to $3.2 million for the same period a year ago, a 68% decrease. This decrease was primarily the result of supply chain disruptions and a shift in product mix to more Starlink cellular radios (which initially generates lower gross margins but leads to the profitable recurring revenue), both of which affected hardware gross margins in the quarter. Net income was also negatively impacted by a non-cash, $1.3 million stock based compensation charge relating primarily to stock option awards of 388,000 options (as adjusted for a 2:1 stock split) issued during the quarter .
●	Earnings per share (diluted) for the quarter was $0.03 as compared to $0.09 for the same period a year ago.
●	Adjusted EBITDA* for the quarter was $3.0 million as compared to $4.2 million for the same period a year ago, a 29% decrease.
●	Adjusted EBITDA* per share (diluted) for the quarter was $0.08 as compared to $0.11 for the same period a year ago.
●	Cash, cash equivalents and marketable securities were $47.4 million at December 31, 2021, an 18% increase as compared to $40.2 million at June 30, 2021. The Company had no debt as of December 31, 2021.
●	Cash Provided by Operating Activities for the six months was $7.8 million as compared to $8.9 million for the same period last year.

Richard Soloway, Chairman and President, commented, “Our second quarter of fiscal 2022 generated strong revenue growth, with record-breaking sales for a Q2 of $33.4 million, representing a 23% increase over last year. Both equipment revenue (up 18%) and recurring service revenue (up 35%) contributed to this sales growth. This was the fifth consecutive quarter of year-over-year sales growth. Our recurring service revenues have remained very strong, and now have a prospective annual run rate of $46.2 million based on January 2022 recurring service revenues. Gross margin for recurring service revenue also continued to be very strong at 87% for the quarter, which compared to 85% for the same period last year. While our overall gross profit remained relatively constant at $11.4 million, our gross margin on hardware decreased by $2.6 million as it continued to be dramatically affected by the current, world-wide supply chain problems, particularly with increased freight and component parts costs. In addition, another significant factor affecting hardware margins was the continued shift in product mix to more of the Company’s Starlink radios, which have lower gross margins than many of the Company’s other products, but lead to the profitable recurring service revenues. Our commercial radio and fire alarm business, and the RSR (“recurring service revenue”) associated with each, has not been significantly affected by COVID-19 as commercial buildings must be kept secure. Additionally, the commercial fire alarm business is a mandated, non-discretionary business which means, in order to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas on which we focus our resources.

Despite the solid sales growth in Q2, our ability to fully meet the strong demand for our products is being constrained by the ongoing supply chain and logistic challenges. NAPCO’s delivery performance has been excellent during these very difficult COVID times. However, supply chain constraints have slowed the pace of revenue realization and have led to historically high backlog levels which may continue in 2022, particularly for electronic products. The strong sales performance of our 2nd quarter was accomplished, in part, because NAPCO continues to remain focused on aggressively managing these logistical challenges to ensure that we remain well positioned to meet the needs of our customers. We continue to manage these issues by re-engineering products, developing alternative supply sources and delivery methods, and continuing to work closely with our customers and suppliers to navigate through these extraordinary times.

Our balance sheet continues to be very strong, with cash and cash equivalents and marketable securities increasing to $47.4 million and no debt at December 31, 2021.

With school security a paramount concern to many municipalities, our fully integrated technologies for the school security market continues to remain a top priority for NAPCO, given the healthy margins those products typically generate. During the COVID-19 pandemic, we experienced postponements of planned security upgrades in the school security market, but did not suffer a significant number of cancellations. With schools now once again open, we have started to see an uptick in activity in this sector.While not reflected in our Q2 sales numbers, we recently received an order from one of the largest school districts in the nation for NAPCO’s Marks division Survivor Series locks which will be used in the schools across the district. These cylindrical locksets are designed to allow the teacher to lock the classroom from the inside, which not only prevents potential intruders from entering, but also allows the teacher and students to stay safe in the classroom instead of having to either barricade chairs against the door, or wander into the hallway looking for the custodian to lock the door from the outside.

We have also seen more activity in school security grants. This past December, the United States Department of Justice announced more than $125 million in grants under the STOP School Violence Act. In addition, Virginia recently announced a $12 million school security equipment grant, as well as New Jersey announcing that dozens of school districts will receive money from a $5 million grant to fund school security projects.

Mr. Soloway concluded, “We are confident that our seasoned management team has the experience and methods from previous supply chain shortages, such as multiple chip famines, to deal with the volatility associated with shortages of electronic components, increased shipping costs and raw material price inflation. We remain confident in our ability to continue to generate strong growth in both equipment and recurring revenue. Additionally, we are prioritizing and actively addressing strong customer demand in this universally difficult supply chain environment, including a series of flexible and accelerated production measures to match our customers needs. School security jobs are returning, the recently passed infrastructure bill will lead to many airport renovations which will require locking and access products that we offer and recurring service revenue remains strong. We are also encouraged by the increases in radio activations, increasing year over year by 46%, increasing sequentially by 11% in the month of December, and increasing 38% since July 2021. Our fundamental strategy is to provide seamless security solutions for our customers and to continue to grow recurring revenue with both existing products as well as new ones, such as the unique to the industry Air Access products, which should generate a new stream of recurring revenue from the locking and access control segments of our business. Now, all segments of our business will be in position to generate recurring revenue.We continue to remain focused on generating strong revenue growth as well as increased profitability for the balance of fiscal 2022 and beyond.”

Financial Results

Net sales for the quarter increased 23% to a second quarter record of $33.4 million, as compared to $27.2 million for the same period one year ago. Net sales for the six months ended December 31, 2021 increased 28% to $64.5 million as compared to $50.4 million for the same period a year ago. Research and development costs for the quarter increased 5% to $2 million or 6% of sales as compared to $1.9 million or 7% of sales for the same quarter a year ago. Research and development costs for the six months ended December 31, 2021 increased 3% to $3.9 million or 6% of sales as compared to $3.8 million or 7% of sales for the same period last year. Selling, general and administrative expenses for the quarter increased 39% to $8.2 million or 25% of net sales, as compared to $5.9 million, or 22% of sales for the same period last year. Selling, general and administrative expenses for the six months ended December 31, 2021 increased 29% to $15.5 million or 24% of net sales as compared to $12 million or 24% of net sales for the same period last year. Selling, general and administrative expenses for the quarter were impacted by a stock based compensation charge, a non-cash item, of $1.3 million. Operating income for the quarter was $1.3 million as compared to $3.7 million for the same period last year, a 65% decrease. Operating income for the six months ended December 31, 2021 was $5.4 million as compared to $6.3 million for the same period last year, a 14% decrease.  Net income for the quarter was $1.0 million or $0.03 per diluted share as compared to $3.2 million or $0.09 per diluted share for the same period last year, a 68% decrease.

Net income for the six months ended December 31, 2021increased 59% to $8.8 million or $0.24 per diluted share as compared to $5.5 million or $0.15 per diluted share in the same period last year. Both operating income and net income for the quarter were impacted by supply chain disruptions which affected hardware gross margins as well as the aforementioned stock based compensation charge of $1.3 million.

Adjusted EBITDA* for the quarter was $3.0 million, or $0.08 per diluted share, as compared to $4.2 million, or $0.11 per diluted share for the same period last year, a 29% decrease. Adjusted EBITDA* for the six months ended December 31, 2021 increased 57% to $11.6 million or $0.31 per diluted share as compared to $7.4 million or $0.20 per diluted share in the same period last year.

Net income, earnings per share, adjusted EBITDA* and adjusted EBITDA* per share for the six months ended December 31, 2021 all reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021.

Without such benefit, net income, earnings per share, adjusted EBITDA* and adjusted EBITDA* per share would have been $4.9 million, $0.13, $7.7 million and $0.21, respectively.

Balance Sheet Summary

At December 31, 2021, the Company had $47.4 million in cash, cash equivalents and marketable securities as compared to $40.2 million as of June 30, 2021. Working capital (defined as current assets less current liabilities) was $83.9 million at December 31, 2021 as compared with working capital of $75.8 million at June 30, 2021. Current ratio (defined as current assets divided by current liabilities) was 5.3:1 at December 31, 2021, and 4.8:1 at June 30, 2021.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, February 7, 2022. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on Febraury 7, 2022 and ending on February 14, 2022 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13726725

.

In addition, the call will be webcast and will be available on the Company’s website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company’s web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies.  Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company’s filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income and Adjusted EBITDA. We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user’s overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO’s core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies.  The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2021
	(unaudited)	June 30, 2021

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$41,951	$34,806
Marketable securities	5,417	5,413
Accounts receivable, net of allowance for doubtful accounts of $226 at both December 31, 2021 and June 30, 2021, and other reserves	23,531	28,081
Inventories, net	29,814	25,278
Prepaid expenses and other current assets	2,615	2,408
Total Current Assets	103,328	95,986
Inventories – non-current, net	7,916	7,164
Property, plant and equipment, net	7,917	7,836
Intangible assets, net	4,495	4,691
Operating lease asset	7,362	7,373
Other assets	373	243
TOTAL ASSETS	$131,391	$123,293

CURRENT LIABILITIES
Accounts payable	$10,109	$6,095
Accrued expenses	6,713	6,582
Accrued salaries and wages	2,574	3,478
Current portion of long-term debt	—	2,386
Accrued income taxes	18	1,635
Total Current Liabilities	19,414	20,176
Long term debt, net of current portion	—	1,518
Deferred income taxes	443	347
Accrued income taxes	930	925
Long term operating lease liabilities	7,079	7,090
Total Liabilities	27,866	30,056
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of December 31, 2021 (Note 10) and 80,000,000 shares authorized as of June 30, 2021; 39,625,471 and 39,595,883 shares issued; and 36,731,756 and 36,702,168 shares outstanding, respectively	396	396
Additional paid-in capital	19,700	18,201
Retained earnings	102,950	94,161
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	103,525	93,237
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$131,391	$123,293

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended December 31,
	2021	2020

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$22,380	$19,016
Service revenues	11,028	8,189
	33,408	27,205
Cost of sales:
Equipment related expenses	20,571	14,599
Service-related expenses	1,394	1,203
	21,965	15,802

Gross Profit	11,443	11,403

Operating expenses:
Research and development	1,978	1,884
Selling, general, and administrative expenses	8,195	5,850
Total Operating Expenses	10,173	7,734

Operating Income	1,270	3,669

Other income (expense):
Interest and other income (expense), net	58	(3)
Income before Provision for Income Taxes	1,328	3,666
Provision for Income Taxes	291	469
Net Income	$1,037	$3,197

Income per share:
Basic	$0.03	$0.09
Diluted	$0.03	$0.09

Weighted average number of shares outstanding:
Basic	36,728,000	36,695,000
Diluted	36,898,000	36,805,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Six Months Ended December 31,
	2021	2020

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$43,207	$34,914
Service revenues	21,252	15,464
	64,459	50,378
Cost of sales:
Equipment related expenses	36,743	25,906
Service-related expenses	2,817	2,377
	39,560	28,283

Gross Profit	24,899	22,095

Operating expenses:
Research and development	3,909	3,773
Selling, general, and administrative expenses	15,541	11,999
Total Operating Expenses	19,450	15,772

Operating Income	5,449	6,323

Other income (expense):
Interest and other income (expense), net	75	(9)
Gain on extinguishment of debt	3,904	—
Income before Provision for Income Taxes	9,428	6,314
Provision for Income Taxes	639	798
Net Income	$8,789	$5,516

Income per share:
Basic	$0.24	$0.15
Diluted	$0.24	$0.15

Weighted average number of shares outstanding:
Basic	36,720,000	36,695,000
Diluted	36,877,000	36,794,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Six Months ended December 31,
	2021	2020

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,789	$5,516
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	884	855
Gain on marketable securities	36	—
(Recovery of) provision for doubtful accounts	—	(130)
Deferred income taxes	96	(82)
Stock based compensation expense	1,344	188
Gain on extinguishment of debt	(3,904)	—
Changes in operating assets and liabilities:
Accounts receivable	4,550	1,839
Inventories	(5,287)	3,719
Prepaid expenses and other current assets	(207)	189
Other assets	(130)	—
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	1,630	(3,157)
Net Cash Provided by Operating Activities	7,801	8,937
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(771)	(389)
Purchases of marketable securities	(40)	—
Net Cash Used in Investing Activities	(811)	(389)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	155	—
Net Cash Provided by Financing Activities	155	—

Net increase in Cash and Cash Equivalents	7,145	8,548
CASH AND CASH EQUIVALENTS – Beginning	34,806	18,248
CASH AND CASH EQUIVALENTS – Ending	$41,951	$26,796
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$8	$10
Income taxes paid	$2,154	$1,351

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended December 31,		6 months ended December 31,
	2021	2020	2021	2020
Net income (GAAP)	$ 1,037	$ 3,197	$ 8,789	$ 5,516
Add back provision for income taxes	291	469	639	798
Add back other (income) expense	(58)	3	(75)	9
Operating Income (GAAP)	1,270	3,669	9,353	6,323
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	98	107	196	213
Add back stock-based compensation expense	1,255	84	1,344	189
Adjusted non-GAAP operating income	2,623	3,860	10,893	6,725
Add back depreciation and other amortization	348	321	688	642
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization)	$ 2,971	$ 4,181	$ 11,581	$ 7,367

Adjusted EBITDA* per Diluted Share	$ 0.08	$ 0.11	$ 0.31	$ 0.20
Weighted average number of Diluted Shares outstanding	36,898,000	36,805,000	36,877,000	36,794,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com